Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Iowa City, Iowa, April 24, 2012 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its first quarter ended March 31, 2012.
Net income for the first quarter of 2012 rose to $4.4 million, compared with $2.9 million for the same period last year. Net income available to common shareholders rose to $4.4 million, or $0.52 per diluted share, compared with net income available to common shareholders, after dividends and discount accretion on the Company's preferred stock, of $2.7 million, or $0.31 per diluted share, in the first quarter of 2011.
Net income for the first quarter of 2012 was higher than in the same period in 2011 primarily due to:
•a 14.3% increase in net interest income;
•a 35.7% decrease in the provision for loan losses; and

•	an 8.8% increase in noninterest income, mainly due to gains on the sale of investments available for sale and fixed assets.
The Company's return on average assets ratio for the first quarter of 2012 was 1.05%, compared to 0.74% for the same period last year and 0.82% for the year ended December 31, 2011. In addition, return on average tangible common equity increased to 12.41% for the current quarter, compared to 8.71% for the same quarter last year and 9.51% for the year ended December 31, 2011.
"Needless to say, we are thrilled with our first quarter results," stated President and Chief Executive Officer Charles N. Funk. "This is the best quarter of financial performance since our merger in 2008.  While we did benefit from several non-recurring income items in the quarter, including gains on the sale of investment securities and of premises and equipment, our operating performance continues to improve.  We believe that our first quarter return on assets of 1.05% and return on tangible common equity of 12.41% are evidence of this improvement."
Results of Operations
Net interest income for the first quarter of 2012 improved $1.7 million, or 14.3%, from $11.6 million for the first quarter of 2011. Income from investment securities increased $0.2 million, or 6.7%, to $4.0 million for the first quarter of 2012. Loan interest income increased $0.3 million, or 2.2%, to $13.1 million for the first quarter of 2012, compared to $12.8 million for the same period of 2011. Income from loan pool participations increased to $0.5 million for the first quarter of 2012, compared to $0.4 million for the same period a year ago, on a much lower level of investment in 2012. Interest expense decreased $1.0 million, or 19.4%, to $4.3 million for the first three months of 2012, compared to $5.3 million for the same period of 2011, primarily due to lower expense on deposit account interest resulting from lower interest rates.
The net interest margin for the first quarter of 2012, calculated on a fully tax-equivalent basis, was 3.52% or 21 basis points higher than the 3.31% net interest margin for the first quarter of 2011. The increase was due primarily to lower rates on an increased volume of interest-bearing liabilities, combined with an increased volume of interest earning assets, despite lower yields.

The provision for loan losses for the first quarter of 2012 was $0.6 million, a decrease of $0.3 million, or 35.7%, from $0.9 million in the first quarter of 2011. The 2012 amount does not include a noninterest expense charge of $0.2 million to establish an allowance for losses for off-balance-sheet credit exposures. The decreased provision reflects management's belief that the general economy continues to stabilize, as well as improvement in our loan portfolio credit quality indicators.
Noninterest income for the first quarter of 2012 increased to $4.2 million, up $0.3 million, or 8.8%, from $3.9 million in the first quarter of 2011, primarily due to increased net gains on the sale of available for sale securities and net gains on the sale of fixed assets. Net gains on the sale of available for sale securities for the first quarter of 2012 were $0.3 million. There were no net gains or losses on securities in the first quarter of 2011. Net gains on the sale of fixed assets were $0.2 million for the first three months of 2012, compared to a small net loss for the same period last year. The current period gain was primarily due to the sale of vacant property originally acquired for a potential bank branch location. These increases were partially offset by decreased mortgage origination and loan servicing fees of $0.1 million, or 12.5%, to $0.8 million for the first quarter of 2012, compared to $0.9 million for the same quarter of 2011. This decline was attributable to a lower mortgage servicing rights value adjustment during the first quarter of 2012 compared to the same period of 2011.
First quarter 2012 noninterest expense was $10.8 million, an increase of $0.2 million, or 1.6%, from $10.6 million for the first quarter of 2011. The primary reasons for the increase in noninterest expense were an increase in other operating expenses to $1.5 million for the first quarter of 2012 from $1.2 million in the first quarter of 2011, and an increase in salaries and employee benefits to $6.0 million for the first quarter of 2012 from $5.9 million for the same period of 2011. The primary area of increase in other operating expense was the establishment of an allowance for losses on off-balance-sheet credit exposures, mainly commercial letters of credit, in the amount of $0.2 million. The increase in salaries and employee benefits was primarily due to annual salary increases for employees that were effective at the beginning of 2012. FDIC insurance expense showed the largest expense decline, going from $0.6 million for the first quarter of 2011 to $0.3 million for the same period of 2012, due to lower assessment rates.
Income tax expense was $1.6 million for the first quarter of 2012 compared with $1.0 million for the same period in 2011. The higher expense was primarily due to increased taxable income.
Balance Sheet and Asset Quality
Total assets rose to $1.73 billion at March 31, 2012 from $1.70 billion at December 31, 2011, resulting primarily from increased investment in securities, interest-bearing deposits in banks, and federal funds sold, partially offset by a decrease in loans and loan pool participations. The asset growth was funded by an increase in deposit balances and repurchase agreements, partially offset by a decrease in federal funds purchased and Federal Home Loan Bank (FHLB) borrowings. Total deposits at March 31, 2012 rose to $1.34 billion, an increase of $38.0 million, or 2.9%, from December 31, 2011, and repurchase agreements increased $2.0 million to $50.3 million at March 31, 2012, from $48.3 million at December 31, 2011. Deposit growth was primarily concentrated in public funds due to seasonal increases, and individual, partnership and non-profit accounts.
Total bank loans (excluding loan pool participations and loans held for sale) decreased $5.1 million to $981.1 million at March 31, 2012, compared with $986.2 million as of December 31, 2011. This decline was primarily due to a decrease in agriculture, farmland, and one- to four- family junior liens. These decreases were partially offset by increases in one- to four- family first liens, construction and development, and commercial and industrial loans. At the end of the first quarter of 2012, the largest category of bank loans was commercial real estate, comprising 40% of the portfolio, of which 8% was construction and development, 7% was farmland, and 3% was multifamily residential mortgages. Commercial and industrial loans was the next largest category at 25%, followed by residential real estate loans at 24%, agricultural loans at 9%, and consumer loans at 2%.
Nonperforming loans decreased from $18.1 million, or 1.84% of total bank loans at December 31, 2011, to $14.5 million, or 1.48% of total bank loans at March 31, 2012. At March 31, 2012, nonperforming loans consisted of $6.3 million in nonaccrual loans, $7.6 million in troubled debt restructures and $0.5 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $10.9 million, troubled debt restructures of $6.1 million, and loans past due 90 days or more and still accruing of $1.1 million, at December 31, 2011. The decrease in nonperforming loans is primarily due to the payoff of a $1.4 million agricultural credit that had been on nonaccrual, and the movement of a $1.0 million commercial real estate credit out of troubled debt restructure. Within nonperforming loans, a $2.5 million nonaccrual farmland credit was reclassified as a troubled debt restructure due to a court ordered interest rate reduction in connection with a Chapter 12 bankruptcy. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.9 million at March 31, 2012, compared with $7.0 million at December 31, 2011. At March 31, 2012, other real estate owned (not included in nonperforming loans) was $3.8 million, down from $4.0 million at December 31, 2011.

"We believe that our bankers have shown their prowess in terms of making and collecting good loans," Mr. Funk noted. "Our bank loan portfolio increased 4.5% from a year ago and our past dues and non-performing assets are at levels that compare very favorably with our peers.  At quarter-end, we had only thirteen 1-4 family residential properties in foreclosure. This is a low number and we are proud of the performance of our residential portfolio and our bankers as we continue to work with all of our borrowers to find the right solution to each situation."
As of March 31, 2012, the allowance for bank loan losses was $15.7 million, or 1.60% of total bank loans, compared with $15.7 million, or 1.59% of total bank loans at December 31, 2011. The allowance for loan losses represented 108.09% of nonperforming loans at March 31, 2012, compared with 86.58% of nonperforming loans at December 31, 2011. The bank had net loan charge-offs of $0.6 million in the first three months of 2012, or an annualized 0.24% of average bank loans outstanding, compared to $0.7 million and 0.29% for the same period of 2011.
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $48.0 million at March 31, 2012, down from $52.2 million at December 31, 2011, and $64.3 million at the end of the first quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 3.61% for the first quarter of 2012, up from 2.16% for the first quarter of 2011. The net yield was higher in the first quarter of 2012 due to the sale of several foreclosed real estate properties in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 76.5% as of March 31, 2012, compared with 79.5% as of December 31, 2011.
Investment securities totaled $558.8 million at March 31, 2012, or 32.4% of total assets, up from $536.1 million, or 31.6% of total assets, as of December 31, 2011. A total of $551.8 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (12.5%), mortgage-backed securities (43.7%), and obligations of states and political subdivisions (41.3%).
Capital Adequacy
Total shareholders' equity was $159.3 million as of March 31, 2012. Total shareholders' equity to total assets ratio was 9.23% at March 31, 2012, equal to that at December 31, 2011. The tangible common equity to tangible assets ratio was 8.70% at March 31, 2012, compared with 8.68% at December 31, 2011. Tangible common equity per share was $17.63 at March 31, 2012, up from $17.15 per share at December 31, 2011. This increase was primarily attributable to net income of $4.4 million for the first three months of 2012.
During the first quarter of 2012 the Company repurchased 86,083 shares of its common stock at an average price of $16.78 per share.
Mr. Funk concluded, "Our capital ratios remain very strong.  This financial strength has allowed us to increase our dividend 70% in the past year, as well as use $2.9 million to repurchase 188,273 shares of stock at an average price of $15.63 over that time period.  All told, we have returned $5.1 million to our shareholders in the past year."
Anticipated Impact of Future Events
As initially disclosed in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2011, during recent efforts to fully terminate the Bank's noncontributory defined benefit pension plan and with recent volatility in the financial markets, a widened funding gap between the plan's accumulated benefit obligation and the fair value of plan assets has been noted. While initially estimated not to exceed $5.0 million, current estimates have placed the pre-tax termination expense as high as $6.0 million. The Company expects to complete the termination process in the second quarter of 2012, at which time the actual expense will be recorded, in accordance with generally accepted accounting principles.
The Company entered into an agreement in January 2011 to sell the location of our Home Mortgage Center to the University of Iowa, and a gain on sale in the estimated amount of $4.0 million is expected. There is one contingency to be met before the sale is finalized. The Company anticipates the transaction to be finalized in the second quarter of 2012, at which time the actual gain will be recorded, in accordance with generally accepted accounting principles.

Quarterly Cash Dividend Declared
On April 19, 2012, the Company's board of directors declared a second quarter cash dividend of $0.085 per common share, which is the same as that paid in the first quarter, and a $0.025 increase from the dividend paid in each of the last two quarters of 2011. The dividend is payable June 15, 2012, to shareholders of record at the close of business on June 1, 2012. At this quarterly rate, the indicated annual cash dividend is equal to $0.34 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 3:00 p.m., ET, today. To participate, dial 877-317-6789 at least fifteen minutes before the call's start time. If you are unable to participate on the call, a replay will be available until May 25, 2012 on the Company's web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, Tier 1 capital to average assets, and tangible common equity to tangible assets ratios. Management believes these ratios provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
(dollars in thousands)	2012	2011	2011
Tangible Common Equity
Total shareholders' equity	$159,270	$156,494	$161,315
Less: Preferred equity	—	—	(15,784)
Intangible assets, net	(10,053)	(10,247)	(11,019)
Tangible common equity	$149,217	$146,247	$134,512
Tangible Assets
Total assets	$1,725,844	$1,695,244	$1,618,231
Less: Intangible assets, net	(10,053)	(10,247)	(11,019)
Tangible assets	$1,715,791	$1,684,997	$1,607,212
Tangible common equity/tangible assets	8.70%	8.68%	8.37%
Tier 1 Capital
Total shareholders' equity	$159,270	$156,494	$161,315
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(3,831)	(3,328)	1,330
Less: Disallowed intangibles	(10,185)	(10,374)	(11,138)
Tier 1 Capital	$160,718	$158,256	$166,971
Average Assets
Quarterly average assets	$1,680,189	$1,658,738	$1,589,542
Less: Disallowed intangibles	(10,185)	(10,374)	(11,138)
Average Assets	$1,670,004	$1,648,364	$1,578,404
Tier 1 capital/average assets	9.62%	9.60%	10.58%

	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
(dollars in thousands)	2012	2011	2011
Net income available to common shareholders	$4,432	$12,672	$2,688
Plus: Intangible amortization, net of tax(1)	128	591	148
Adjusted net income available to common shareholders	$4,560	$13,263	$2,836
Average tangible common equity
Average total shareholders' equity	$157,933	$158,146	$158,891
Less: Average preferred stock	—	(8,032)	(15,775)
Average intangible assets, net	(10,129)	(10,613)	(11,208)
Average tangible common equity	$147,804	$139,501	$131,908
Return on average tangible common equity	12.41%	9.51%	8.71%
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,248	$48,798	$11,592
Plus tax equivalent adjustment:
Loans	195	473	83
Securities	556	1,990	533
Tax equivalent net interest income (1)	$13,999	$51,261	$12,208
Average interest earning assets	$1,598,344	$1,536,596	$1,495,402
Net interest margin	3.52%	3.34%	3.31%
(1) Computed assuming a federal income tax rate of 34%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$27,329	$28,155
Interest-bearing deposits in banks	21,631	4,468
Federal funds sold	3,073	—
Cash and cash equivalents	52,033	32,623
Investment securities:
Available for sale	551,823	534,080
Held to maturity (fair value of $7,053 as of March 31, 2012 and $2,042 as of December 31, 2011)	7,017	2,036
Loans held for sale	943	1,955
Loans	981,146	986,173
Allowance for loan losses	(15,679)	(15,676)
Net loans	965,467	970,497
Loan pool participations, net	45,908	50,052
Premises and equipment, net	25,595	26,260
Accrued interest receivable	9,639	10,422
Intangible assets, net	10,053	10,247
Bank-owned life insurance	27,953	27,723
Other real estate owned	3,773	4,033
Assets held for sale	764	—
Deferred income taxes	3,430	3,654
Other assets	21,446	21,662
Total assets	$1,725,844	$1,695,244
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$164,936	$161,287
Interest-bearing checking	536,495	499,905
Savings	79,412	71,823
Certificates of deposit under $100,000	337,589	346,858
Certificates of deposit $100,000 and over	226,221	226,769
Total deposits	1,344,653	1,306,642
Federal funds purchased	—	8,920
Securities sold under agreements to repurchase	50,314	48,287
Federal Home Loan Bank borrowings	136,041	140,014
Deferred compensation liability	3,613	3,643
Long-term debt	15,464	15,464
Accrued interest payable	1,641	1,530
Other liabilities	14,848	14,250
Total liabilities	1,566,574	1,538,750
Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000.00 per share; authorized 500,000 shares; no shares issued and outstanding at March 31, 2012 and December 31, 2011	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at March 31, 2012 and December 31, 2011; issued 8,690,398 shares at March 31, 2012 and December 31, 2011; outstanding 8,464,820 shares at March 31, 2012 and 8,529,530 shares at December 31, 2011	8,690	8,690
Additional paid-in capital	80,187	80,333
Treasury stock at cost, 225,578 shares as of March 31, 2012 and 160,868 shares at December 31, 2011	(3,446)	(2,312)
Retained earnings	70,008	66,299
Accumulated other comprehensive income	3,831	3,484
Total shareholders' equity	159,270	156,494
Total liabilities and shareholders' equity	$1,725,844	$1,695,244

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended March 31,
	2012	2011
Interest income:
Interest and fees on loans	$13,080	$12,800
Interest and discount on loan pool participations	454	354
Interest on bank deposits	10	8
Interest on investment securities:
Taxable securities	2,752	2,688
Tax-exempt securities	1,219	1,035
Total interest income	17,515	16,885
Interest expense:
Interest on deposits:
Interest-bearing checking	829	1,008
Savings	37	59
Certificates of deposit under $100,000	1,590	2,187
Certificates of deposit $100,000 and over	773	848
Total interest expense on deposits	3,229	4,102
Interest on federal funds purchased	3	—
Interest on securities sold under agreements to repurchase	55	74
Interest on Federal Home Loan Bank borrowings	803	945
Interest on notes payable	9	10
Interest on long-term debt	168	162
Total interest expense	4,267	5,293
Net interest income	13,248	11,592
Provision for loan losses	579	900
Net interest income after provision for loan losses	12,669	10,692
Noninterest income:
Trust, investment, and insurance fees	1,253	1,273
Service charges and fees on deposit accounts	767	851
Mortgage origination and loan servicing fees	767	877
Other service charges, commissions and fees	710	679
Bank-owned life insurance income	230	229
Gain on sale and call of available for sale securities	316	—
Gain (loss) on sale of premises and equipment	158	(48)
Total noninterest income	4,201	3,861
Noninterest expense:
Salaries and employee benefits	5,972	5,870
Net occupancy and equipment expense	1,644	1,617
Professional fees	732	677
Data processing expense	446	450
FDIC insurance expense	310	597
Amortization of intangible assets	194	224
Other operating expense	1,505	1,199
Total noninterest expense	10,803	10,634
Income before income tax expense	6,067	3,919
Income tax expense	1,635	1,014
Net income	$4,432	$2,905
Less: Preferred stock dividends and discount accretion	$—	$217
Net income available to common shareholders	$4,432	$2,688

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	March 31, 2012	December 31, 2011	March 31, 2011
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.82	$18.35	$18.70
Tangible common equity per share	17.63	17.15	15.61
Financial Ratios:
Tangible common equity/tangible assets	8.70%	8.68%	8.37%
Total shareholders' equity/total assets	9.23%	9.23%	9.97%
Tier 1 capital/average assets	9.62%	9.60%	10.58%
Total bank loans/total deposits	72.97%	75.47%	74.30%
Total loans + loan pools/total deposits	76.54%	79.47%	79.39%
Asset Quality
Gross bank loans	$981,146	$986,173	$938,523
Allowance for bank loan losses	15,679	15,676	15,398
Net charge-offs (YTD)	576	2,841	669
Bank loans past due 30 - 89 days	7,940	7,001	7,038
Other real estate owned	3,773	4,033	3,874
Non-performing bank loans
Non-accrual loans	$6,331	$10,917	$14,531
Restructured loans	7,634	6,135	6,661
Loans 90+ days past due	540	1,054	2,244
Total non-performing bank loans	14,505	18,106	23,436

Gross loan pools	$48,042	$52,186	$64,341
Allowance for loan pool losses	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.24%	0.30%	0.29%
Nonperforming bank loans/total bank loans	1.48%	1.84%	2.50%
Nonperforming bank loans + other real estate/total assets	1.06%	1.31%	1.69%
Allowance for bank loan losses/total bank loans	1.60%	1.59%	1.64%
Allowance for loan pool losses/total loan pools	4.44%	4.09%	3.32%
Allowance for bank loan losses/nonperforming bank loans	108.09%	86.58%	65.70%

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011
Per share data:
Ending number of shares outstanding	8,464,820	8,624,392	8,529,530
Average number of shares outstanding	8,497,919	8,621,720	8,604,872
Diluted average number of shares	8,528,828	8,682,381	8,632,856
Earnings per common share - basic	$0.52	$0.31	$1.47
Earnings per common share - diluted	0.52	0.31	1.47
Dividends paid per common share	0.085	0.05	0.22
Performance Ratios:
Return on average assets	1.05%	0.74%	0.82%
Return on average shareholders' equity	11.29%	7.41%	8.42%
Return on average tangible common equity	12.41%	8.71%	9.51%
Net interest margin (Fully Tax Equivalent)	3.52%	3.31%	3.34%
Efficiency Ratio*	59.85%	64.59%	62.94%
Average Balances:
Total bank loans	$981,352	$929,247	$953,392
Total loan pools	50,609	66,347	59,972
Interest-earning assets	1,598,344	1,495,402	1,536,596
Total assets	1,691,513	1,589,542	1,628,253
Interest-bearing deposits	1,152,725	1,096,445	1,113,672
Interest-bearing liabilities	1,359,320	1,283,058	1,309,588
Shareholders' common equity	157,933	143,116	150,114
Total equity	157,933	158,891	158,146

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.